Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements on Form F-3 No. 333-254706 and Form F-3ASR No. 333-261541 of Perion Network Ltd., and

2)
Registration Statements on Form S-8 Nos. 333-133968, 333-152010, 333-171781, 333-188714, 333-192376, 333-193145, 333-203641, 333-208278, 333-216494, 333-237196, 333-249846, 333-262260, 333-266928 and 333-272972 pertaining to the Equity Incentive Plan of Perion Network Ltd.,

Of our reports dated April 8, 2024, with respect to the consolidated financial statements of Perion Network Ltd., and the effectiveness of internal control over financial reporting of Perion Network Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/S/ KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
A member of EY Global	April 8, 2024